NeuroPace Reports Second Quarter 2023 Financial Results and Increases Full Year 2023 Revenue Guidance

Second quarter 2023 revenue of $16.5 million increased 62% year-over-year

Full-year revenue guidance increased to $59-$61 million, up from $52-$54 million

Cash burn reduced to $4 million in the second quarter of 2023, relative to $9.8 million in the first quarter of 2023

Mountain View, Calif. – August 8, 2023 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the second quarter ended June 30, 2023.

Recent Highlights
•Achieved total revenue of $16.5 million for the second quarter of 2023, representing a 62% increase over the second quarter of 2022
•Through a disciplined approach to cash management, reduced cash burn to $4 million from $9.8 million in the first quarter of 2023, further extending the Company’s cash runway
•NAUTILUS trial enrollment remains on track to expand indication into generalized epilepsy, with completed enrollment anticipated in the first quarter of 2024
•Completed initial implants for first cohort of patients in NIH-funded feasibility study in Lennox-Gastaut syndrome, or LGS
•Enhanced efforts to expand access to 1,800 epileptologists and all functional neurosurgeons based on updated site qualification criteria, which NeuroPace believes significantly increases total addressable market in the U.S.
•Appointed Joel Becker as President, CEO and member of the Board of Directors

“I am pleased with the results from the second quarter and with the positive momentum in the business,” said Joel Becker, Chief Executive Officer of NeuroPace. “We are focused on closing the treatment gap for drug refractory epilepsy patients by increasing the availability and adoption of our RNS System, leveraging our partnership with DIXI Medical, and executing with operating discipline to manage and extend our cash runway. Importantly, the number of new RNS System implants in comprehensive epilepsy centers, or CECs, continues to grow, which is a testament to the distinct and compelling features offered by our RNS therapy, as well as the growing body of evidence of proven, long-term performance. Additionally, we continue to make promising clinical study progress in generalized epilepsy with the NAUTILUS trial. We have also recently begun working to expand access to RNS therapy. Based on FDA-approved updates to center and clinician qualifications, we will now have the opportunity to target the additional 1,800 epileptologists outside of Level 4 centers and the entire population of functional neurosurgeons, empowering them to provide the RNS System as a much-needed treatment option for their patients. The entire NeuroPace team is focused on taking advantage of these opportunities to deliver on the potential of RNS therapy for indicated drug refractory epilepsy patients.”

Second Quarter 2023 Financial Results
Total revenue was $16.5 million in the second quarter of 2023, representing growth of 62% compared to the prior year period and 14% compared to the prior quarter. The strong performance was primarily driven by increased utilization of the RNS System by physicians in treating new patients. NeuroPace also had meaningful revenue from DIXI Medical products, which was higher than anticipated previously. Replacement implant revenue continued to decline again this quarter, as anticipated, and was approximately 5% of total revenue.

Gross margin for the second quarter of 2023 was 72.5% compared to 73.2% in the second quarter of 2022 and 71.7% in the first quarter of 2023. The decline in gross margin relative to the prior year period was primarily due to a change in product mix as a result of the Company's agreement to distribute DIXI Medical products in the U.S., which have a lower gross margin than the Company’s core RNS products.

Total operating expenses in the second quarter of 2023 were $19.8 million compared with $18.4 million in the same period of the prior year. In the second quarter of 2023, operating expenses as a percentage of revenue were lower for both R&D and SG&A.

R&D expense in the second quarter of 2023 was $5.3 million compared with $5.7 million in the same period of 2022. The decrease in R&D expense included reductions in outside services for product development and clinical studies, largely resulting from an increased focus and prioritization of the key projects in these areas.

SG&A expense in the second quarter of 2023 was $14.5 million compared with $12.8 million in the prior year period. The increase in SG&A was primarily driven by personnel-related expenses, including sales-based compensation and one-time expenses related to the CEO transition, and expenses associated with distributing DIXI Medical products. These increases were partially offset by reduced general and administrative expenses, primarily outside services and insurance.

Net loss was $9.1 million for the second quarter of 2023, compared to a net loss of $12.7 million in the second quarter of 2022. Interest expense in the second quarter of 2023 was $2.1 million, compared to $1.9 million in the prior year period.

Cash, cash equivalents, and short-term investments as of June 30, 2023, totaled $63.6 million. Long-term borrowings totaled $54.9 million as of June 30, 2023, with the full principal due on September 30, 2025. Cash burn in the second quarter of 2023 was $4 million, a substantial reduction from the cash burn of $9.8 million in the first quarter of 2023.

Full Year 2023 Financial Guidance
•Increased total revenue guidance to range between $59 million and $61 million, representing growth of 30% to 34% over 2022, as compared to prior guidance of between $52 million and $54 million
•Increased gross margin to range between 70% and 72%, as compared to prior guidance of 69% to 71%
•Reiterated total operating expenses to range between $75 million and $77 million, which includes $9 to $10 million in non-cash expenses

NeuroPace continues to expect revenue growth to be primarily driven by increasing utilization of its RNS System and the full year impact of distributing DIXI Medical stereo EEG products, partially offset by a continuing decline in revenue from replacement device implants through the end of this year, as the Company completes its transition to its second-generation device, with a longer-lasting battery. NeuroPace continues to focus on bringing its novel RNS System to more patients living with drug-resistant epilepsy through both existing CECs as well as an expanded group of epileptologists and the entire population of functional neurosurgeons. It also expects to complete enrollment in NAUTILUS, its indication-expanding clinical trial, in the first quarter of 2024. The Company is committed to advancing its mission of transforming the lives of patients living with epilepsy while delivering shareholder value.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the second quarter 2023 financial results after market close on Tuesday, August 8, 2023, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.neuropace.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to commercial strategy, execution, expansion, expense management, operational performance, future financial performance, estimates of market opportunity and forecasts of market and revenue growth, above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of COVID-19, as well as COVID recovery impact, on NeuroPace’s business. These and other risks and uncertainties include those described more fully in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023 and its Quarterly Report on Form 10-Q for the period ended June 30, 2023 to be filed with the SEC, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this press release are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Revenue	$16,510	$10,200	$30,982	$21,574
Cost of goods sold	4,538	2,734	8,638	5,849
Gross profit	11,972	7,466	22,344	15,725
Operating expenses
Research and development	5,343	5,669	10,606	11,246
Selling, general and administrative	14,483	12,771	27,911	25,215
Total operating expenses	19,826	18,440	38,517	36,461
Loss from operations	(7,854)	(10,974)	(16,173)	(20,736)
Interest income	733	221	1,459	355
Interest expense	(2,125)	(1,852)	(4,090)	(3,682)
Other income (expense), net	122	(85)	(695)	(88)
Net loss	$(9,124)	$(12,690)	$(19,499)	$(24,151)
Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(0.52)	$(0.77)	$(0.99)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	25,472,526	24,503,552	25,285,933	24,406,100

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash and cash equivalents	$7,855	$6,605
Short-term investments	55,716	70,804
Accounts receivable	10,876	7,482
Inventory	10,014	9,712
Prepaid expenses and other current assets	2,050	3,111
Total current assets	86,511	97,714
Property and equipment, net	976	1,064
Operating lease right-of-use asset	14,136	14,838
Restricted cash	122	122
Deferred offering costs	466	347
Other assets	21	21
Total assets	$102,232	$114,106
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,807	$2,147
Accrued liabilities	8,182	7,414
Operating lease liability	1,519	1,415
Total current liabilities	11,508	10,976
Long-term debt	54,854	52,913
Operating lease liability, net of current portion	14,644	15,440
Total liabilities	81,006	79,329
Stockholders’ equity
Common stock, $0.001 par value	26	25
Additional paid-in capital	511,552	506,713
Accumulated other comprehensive loss	—	(1,108)
Accumulated deficit	(490,352)	(470,853)
Total stockholders’ equity	21,226	34,777
Total liabilities and stockholders’ equity	$102,232	$114,106